                                                                     EXHIBIT 8.1

                  [Letterhead of LINDQUIST & VENNUM P.L.L.P.]




                                 August 23, 2000


Board of Directors of
Buffalo National Bancshares, Inc.
1804 Hillside Lane
Buffalo, MN 55313

         Re: Federal Income Tax Consequences of the Merger with Wells Fargo & Company

Ladies and Gentlemen:

         You have requested that we render an opinion with respect to the material United States federal income tax considerations related to the Merger whereby Wells Fargo BNB Merger Co. ("Merger Co."), a wholly-owned subsidiary of Wells Fargo & Company ("Parent"), will merge into Buffalo National Bancshares, Inc. (the "Company") (the "Merger").

         We have examined the Agreement and Plan of Reorganization executed March 24, 2000 (the "Agreement") and the Registration Statement on Form S-4 ("Registration Statement") filed with the Securities and Exchange Commission on August 9, 2000 under the Securities Act of 1933. The Registration Statement contains a Proxy Statement and a Prospectus (collectively, the "Proxy Statement-Prospectus"). Unless otherwise defined in this letter, terms defined in the Proxy Statement-Prospectus are used herein as defined therein.

         We also have examined such matters of law, including the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), proposed and finalized Treasury regulations promulgated thereunder (the "Regulations"), and judicial and administrative decisions, rulings and interpretations thereof currently in effect, as we have deemed appropriate as a basis for our opinions set forth below. All section references herein are to the Code unless stated otherwise.

         In rendering this opinion, we have relied upon the current and continued accuracy of the factual matters we have considered, including the recitals, agreements, representations and warranties contained in or made pursuant to the documents cited above, as well as the representations and warranties made by the Company and Parent to Lindquist & Vennum P.L.L.P. for purposes of rendering this opinion.

         Based solely on the foregoing, and subject to the qualifications set forth herein, we are of the opinion that if the Merger is effected in accordance with the Agreement and the above facts and representations:

LINDQUIST & VENNUM P.L.L.P.


Board of Directors of
Buffalo National Bancshares, Inc.
August 23, 2000
Page 2

         1. For federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a);

         2. No gain or loss will be recognized by the stockholders of the Company upon the exchange of their Company Common Stock solely for Parent Common Stock, except with respect to cash received in lieu of fractional shares of Parent Common Stock;

         3. The basis of the Parent Common Stock (including any fractional share interests) to be received by stockholders of the Company will be the same as the basis of the Company Common Stock surrendered in exchange therefor;

         4. The holding period of the Parent Common Stock (including any fractional share interests) received by the stockholders of the Company will include the period during which the Company Common Stock surrendered therefor was held, provided the Company Common Stock was held as a capital asset in the hands of the stockholders on the date of the exchange; and

         5. Subject to the foregoing and the fact that the discussion in the Registration Statement under the heading "U.S. Federal Income Tax Consequences of the Merger" (the "Tax Discussion") is a summary and does not purport to discuss all possible United States federal income tax consequences of the Merger and sets forth additional limitations, qualifications, assumptions and caveats, the Tax Discussion sets forth the material United States federal income tax consequences of the Merger to holders of the Company's Common Stock who exchange such stock for Parent Common Stock pursuant to the Agreement.

         No opinion is expressed about the tax treatment of the proposed transaction under other provisions of the Code and the Regulations or about the tax treatment of any conditions existing at the time of, or effects resulting from, the proposed transaction that are not specifically covered by the above opinions. The opinion also does not address the various state, local or foreign tax consequences that may result from the Merger or other transactions contemplated by the Agreement.

         The opinions expressed herein are rendered as of the date hereof and are based on the Code, proposed and finalized Regulations, and judicial and administrative decisions, rulings and interpretations, all of which are subject to change with no assurance that changes will not be made retroactively.

         An opinion of legal counsel represents an expression of legal counsel's professional judgment regarding the subject matter of the opinion and, unlike private letter rulings issued by

LINDQUIST & VENNUM P.L.L.P.


Board of Directors of
Buffalo National Bancshares, Inc.
August 23, 2000
Page 3

the Internal Revenue Service (the "Service"), is not binding on the Service and has no official status of any kind.

         This opinion is for the sole use of the Board of Directors of the Company and may not be relied upon by any other entity or individual.

                                   Sincerely,

                                   LINDQUIST & VENNUM P.L.L.P.

                                   /s/ LINDQUIST & VENNUM P.L.L.P.